Exhibit 15


              PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
               UNDER THE INVESTMENT COMPANY ACT OF 1940
                               OF
                 THE AFL-CIO HOUSING INVESTMENT TRUST


WHEREAS, the AFL-CIO Housing Investment Trust (the "Trust") operates as an open-end investment company registered under the Investment Company Act of 1940, as amended, (the "Act") and accordingly is subject to the regulatory authority of the Securities and Exchange Commission ("SEC");

WHEREAS, the Trust offers Units of Participation ("Units") to labor organizations and eligible pension plans at a price based on the net asset value per unit as of the monthly valuation date following receipt of an order to purchase units;

WHEREAS, Rule 12b-1 permits registered investment companies to bear certain expenses associated with the distribution of their shares;

WHEREAS, the Trust intends to act as distributor of the Units and desires to adopt a plan of distribution (the "Plan") pursuant to Rule 12b-1 under the Act and the Board of Trustees of the Trust ("Trustees") has determined that a Plan to pay expenses involved in distributing units of the Trust and the servicing or maintenance of accounts is beneficial to the Trust and its participants.

NOW THEREFORE, the Trustees hereby adopts the following Plan on behalf of the Trust in accordance with Rule 12b-1 of the Act.

     1. Payment of Expenses. The Trust may pay for Distribution Expenses (as defined herein), as determined from time to time by the Trustees, in an amount up to $550,000 or 0.05 percent of its average monthly net assets on an annualized basis each fiscal year, whichever is greater.

     2. Distribution Expenses. For purposes hereof, "Distribution Expenses" shall include all expenses which are incurred in connection with the offer and sale of Units, and all related services and distribution activities which may consist of, but are not limited to: advertising, telephone charges, office expenses, salaries; the printing of prospectuses, statements of additional information and reports for other than existing Trust participants; and the preparation and distribution of advertising materials and sales literature, and the allocable indirect expenses of the Trust relating to distribution.

     3. Reports to the Board of Trustees. At least quarterly in each year that the Plan remains in effect, the Trust shall prepare and furnish to the Trustees, and the Trustees shall review, a written report of the amounts expended and the purposes for which such expenditures were made.

     4. Approval of the Plan. This Plan shall become effective immediately upon the approval of the Plan by the vote of: (a) a majority of the Trust's outstanding units, and (b) a majority of the Trustees and a majority of the

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Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

     5. Term. This Plan shall remain in effect for one year from the date of its effectiveness and may continue thereafter only if the Plan is approved at least annually by a majority of the Trustees and a majority of the Independent.

     6. Termination. The Plan can be terminated at any time by vote of a majority of the disinterested Trustees or by vote of a majority of the outstanding Units of the Trust on not more than 60 days written notice to any other party to the Plan.

     7. Amendments. (a) Any material amendment to the Plan must be approved by a vote of a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment to the Plan.

     (b) This Plan may not be amended to increase materially the amount of Distribution Expense borne by the Trust without a majority vote of the Trust's outstanding Units.

     8. Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     9. Treatment of expenses. It is the opinion of the Board of Trustees that the following expenses are not intended primarily to result in the sale of Units issued by the Trust: (a) the costs associated with the preparation, printing and mailing of proxy materials, all required reports and notices to participants and reports of Units held, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of Units; (b) costs of providing participant services; (c) costs of responding to telephone or mail inquiries of participants or prospective participants; or (d) any legal, accounting or other professional fees and expenses.